200010055282   C
$50.00
SECRETARY OF STATE
03-16-2000 16:43:03


ARTICLES OF INCORPORATION
OF
KINGDOM VISION NETWORK, INC

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned incorporator, a natural person of the age of eighteen (18) years or more, who desires to form a corporation under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of the State of Colorado these ARTICLES OF INCORPORATION.

ARTICLE I
NAME

The name of this corporation shall be Kingdom Vision Network, Inc.

ARTICLE II
PERIOD OF DURATION

This corporation shall exist perpetually unless dissolved according to law.

ARTICLE III
PURPOSE AND POWERS

The purpose for which this corporation is organized is to provide religious and moral electronic services, including a national television network, communications services and family-oriented products and to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Colorado Corporation Code. In furtherance of the foregoing purpose, this corporation shall have and may exercise any and all of the powers now or hereafter conferred upon corporations incorporated pursuant to the Colorado Corporation Code.


ARTICLE IV
CAPITAL STOCK

The aggregate number of shares of all classes of capital stock that this corporation shall have authority to issue is 50,000,000 shares of common stock no par value (the "Common Stock") and 25,000,000 shares of preferred stock, no par value (the "Preferred Stock").

Section (a) Common Stock-Voting

(i) At all meetings of holders of Common Stock, one-third of the shares of Common Stock entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

(ii) When, with respect to any action to be taken by the holders of Common Stock, the Colorado

Corporation Code requires the vote or concurrence of the holder of two-thirds of the outstanding shares of Commons
Stock, approval shall result from the vote or concurrence of a majority of such shares.

Section (b) Cumulative Voting

The shareholders shall not be entitled to cumulative voting in the election of directors.



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ARTICLE V
PREEMPTIVE RIGHTS

No holder of any class of capital stock of this corporation shall have a preemptive right to acquire unissued or treasury shares of any class of capital stock of this corporation, or securities convertible into such shares or carrying a right to subscribe to or acquire shares of any class of capital stock of this corporation.

ARTICLE VI
SHARE TRANSFER RESTRICTIONS

This corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The board of directors is hereby authorized on behalf of this corporation to exercise this corporation's right to so impose such restrictions.


ARTICLE VII
REGISTERED OFFICE AND AGENT

The initial registered and principal office of this corporation shall be at 8631 E. 7th Avenue Parkway, Denver, Colorado 80206, and the name of the initial agent at such address is Malcolm D. Crawford. Either the registered office or the registered agent may be changed in the manner provide by law.

Malcolm D. Crawford, Signed

ARTICLE VIII
BOARD OF DIRECTORS

The initial board of directors of this corporation shall consist of one (1) director(s), and the name(s) and addressees) of the person(s) who shall serve as director(s) until the first annual meeting of shareholder(s) or until (his/their) successors are elected and qualified (is/are) as follows:

Dr. Mark Hanby
Chattanooga, TN
The number of directors shall be fixed in accordance with the by-laws. So long as the number of directors shall be less than three (3), no shares of this corporation may be issued and held of record by more shareholders than there are directors. Any shares issued in violation of this paragraph shall be null and void. This provision shall also constitute a restriction on the transfer of shares and a legend shall be conspicuously placed on each certificate representing shares preventing transfer of the shares to more shareholders than there are directors. [Use this if fewer than 3 directors.]

ARTICLE IX
INDEMNIFICATION

To the extent permitted by law, the corporation shall indemnify, any person who is or was a director, officer, agent fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person as a result of actions reasonably taken by him at the direction of the corporation. The corporation further hereby indemnities its directors, officers, agents, fiduciaries and employees against any claim, liability, or expense arising against or incurred by them in all other circumstances and to maintain insurance for such persons to the full extent permitted by law. Such indemnification shall inure to the benefit of the estates, heirs, devisees and personal representatives of such persons. For the purpose of these Article of Incorporation, the term "official capacity" when used with respect to any director, officer, agent, fiduciary or employee shall include service with the corporation or a parent, subsidiary or affiliated corporation or other entity.

ARTICLE X
INCORPORATOR

The name and address of the incorporator is as follows:

Malcolm D. Crawford
8631 E. 7th Avenue Parkway
Denver, CO 80206


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IN WITNESS WHEREOF, the above named incorporator these ARTICLES OF
INCORPORATION on March 3, 2000.